Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereafter “Agreement”) is entered into between Gary Wright (“Employee”), and Omnicell, Inc. (“Employer”).

WHEREAS, Employee is, or prior to the execution of this Agreement has been, employed by Employer;

WHEREAS, Employee’s employment with Employer will terminate, and Employee and Employer (collectively “the Parties”) each now agree that certain potential claims and contentions between them should be fully and finally resolved;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the Parties hereby agree as follows:

1.             Termination of Employment. Employer and Employee have reached a mutual understanding that Employee will pursue other opportunities. Employee hereby irrevocably agrees that Employee’s full-time employment with Employer will terminate or has terminated effective at the close of business on March 31, 2006, (the “Separation Date”).

2.             Standard Severance. Pursuant to Employer’s normal policy, whether this Agreement is executed or not, Employee will receive:

a.             Accrued Salary and Paid Time Off. Employee will be paid (to the extent not previously paid by Employer) on the Separation Date, all earned and accrued salary and bonus amounts and all accrued and unused vacation.

b.             Accrued Expenses. Employer agrees to promptly process all expense reports properly submitted by Employee in accordance with existing Company practice, including all required receipts and supporting documentation.

c.             Stock Vesting. Employee’s stock options will cease vesting immediately after the Separation Date, and Employee will have (i) thirty (30) days for options granted under the 1992 Stock Plan; or (ii) three (3) months for options granted under the 1999 Stock Plan following the Separation Date to exercise his stock options.

3.             Separation Package. In consideration of Employee’s obligations set forth in this Agreement, Employer agrees to provide to Employee the following (the “Separation Benefits”):

a.             Separation Payment. Employer agrees to pay to Employee a separation payment of four hundred fifty-six thousand dollars ($456,000.00) which is the equivalent of eighteen (18) months of pay (of which 12 months is paid in accordance with Employee’s employment letter agreement, dated April 7, 2003 (the “Employment Letter”), plus an additional 6 months), calculated at Employee’s base rate of pay in effect immediately prior to the Separation Date (the “Separation Payment”). The Separation Payment will be subject to standard payroll deductions and withholdings, plus eligible 401(K) contributions, and will be paid in one lump sum within ten (10) days following the expiration of the revocation period set forth in Section 7.b. below.

b.             Stock Acceleration. The vesting of the following list of Employee’s unvested stock options on the Separation Date will immediately accelerate and become fully vested, and thereafter subject to the exercise and expiration terms set forth in Section 2.c above.

Grant Number	Grant Date	Grant Price	Option Plan	Shares Accelerated
00002910	12/20/2002	$3.03	1999	3,188
99-350 & 99-350A	07/02/2003	$10.00	1999	25,001
99-1904 & 99-1904A	12/04/2003	$13.16	1999	4,376
99-1905 & 99-1905A	12/04/2003	$13.16	1999	4,845
99-2003 & 99-2003A	12/04/2003	$13.16	1999	15,000
99-2004A	12/04/2003	$13.16	1999	15,000
99-2649A	12/01/2004	$10.75	1999	68,751

c.             COBRA Health Insurance Benefits. Employee shall have the opportunity to elect, by written notice, continuation health care coverage pursuant to COBRA, 29 U.S.C. § 1161 et seq., for a period beginning after the Separation Date and continuing for so long as required by law. To the extent that Employee is entitled to elect and does elect COBRA coverage, Employer will reimburse a portion of Employee’s COBRA premiums for a period of eighteen (18) months after the Separation Date, or until Employee becomes eligible for coverage under any other group health plan, whichever period is shorter; provided that under no circumstances will Employer pay COBRA premiums for Employee for any period during which Employee has had the opportunity to elect, after the execution of this Agreement, coverage under any other group health plan.

d.             Outplacement Services. Employer agrees to provide Employee with outplacement services from Right Associates (or similar service) for a period of six (6) to twelve (12) months immediately following the Separation Date.

e.             No Other Payments. Employee understands and agrees that Employer and the other entities released herein shall neither make nor cause to be made any other payments to Employee, Employee’s beneficiaries or dependents, or otherwise on Employee’s behalf, except as specifically referenced herein. Employee represents and warrants that he has not assigned or alienated to any person any of the claims released herein.

Employer will make tax withholding and other appropriate deductions from any payments described in this paragraph 3. Any payments described in this paragraph 3 that have been paid to Employee prior to execution of this Agreement will be applied towards satisfaction of Employer’s obligations hereunder.

4.             Employee Obligations. In consideration of Employer’s offer of payment set forth herein, Employee agrees to the following obligations:

a.             Agreement Not to Compete. Employee agrees that, in consideration of the compensation and benefits set forth in Section 3 above, for a period of twelve (12) months immediately following the Separation Date, he shall not in any manner, directly or indirectly: (i) own, manage or operate any business owned or operated by; or (ii) perform services (whether as an employee, consultant or otherwise) on behalf of: Cardinal Health, Inc., or Cerner Corporation (including their respective subsidiaries and affiliates). This provision will not be construed to prohibit Employee from owning less than five percent (5%) in any business regularly and actively traded on national exchanges or in the over-the-counter market. In the event Employee is seeking employment with a particular division of one of the above listed companies that is not competitive with Employer, Employee may seek a waiver to this non-competition obligation by submitting written justification to Employer’s CEO, such waiver to be granted at Employer’s sole and absolute discretion.

b.             Agreement Not to Induce. Employee agrees that for a period of twelve (12) months immediately following the Separation Date, he shall not either directly or indirectly:  (i) solicit, induce, recruit or encourage any of Employer’s employees or exclusive consultants to leave their employment, or take away from Employer such employees or exclusive consultant, or attempt to solicit, induce, recruit, encourage or take away from Employer employees or exclusive consultants, either for Employee or for any other person or entity; or (ii) solicit, induce, recruit, or encourage any customer of Employer or potential customer who Employer has identified during the term of Employee’s employment with Employer to terminate its business relationship with Employer, or solicit, induce, recruit, divert or take away any such customer’s business or patronage with Employer either for Employee or for any other person or entity.

c.             Return of Employer Property. Employee agrees that, upon execution of this Agreement, he will return (or has returned) to Employer all Company equipment and materials received by him in the course of his employment, including without limitation any computer or laptop computer, printer, and fax machine provided to Employee, all paper and electronic Company confidential or proprietary documents including memoranda, customer lists, price lists, marketing materials, reports and analyses, and all copies thereof, and that Employee has destroyed any electronic copies of such materials remaining in his possession after he has complied with the requirements of this paragraph. This paragraph 4.c is not intended to, nor does it prevent Employee from retaining certain personal memoranda and documentation that does not contain Company information that is of a confidential or proprietary nature for personal reference.

d.             Proprietary Information Obligations. Employee hereby acknowledges and represents he has complied with all the terms of the Employer’s standard Proprietary Information Agreement (a copy of which will be provided at Employee’s request), including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by Employee (solely or jointly with others) covered by that agreement’s terms. Further, Employee agrees that he has, preserved in compliance with the standard Proprietary Information Agreement terms, and will continue to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to customers, customer lists, business and sales plans,  products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, financial information or other subject matter pertaining to any business of Employer or any of its employees, customers, clients, consultants or licensees.

e.             Transition Support (Before and After Separation Date). Employee agrees that for a reasonable period following Employee’s Separation Date, he will make himself reasonably available for consultation with Employer and Employer’s agents and employees regarding Employee’s prior work for Employer and the effective transition of Employee’s duties to his replacement. Each party acknowledges that such support shall only be requested and provided in accordance with all federal, state and local laws and regulations.

5.             Mutual Obligations.

a.             Announcement of Departure. Both Employee and Employer agree to work in good faith to accurately message the circumstances of Employee’s departure (through press release and scripted question and answer examples, and the like) to the mutual satisfaction of both parties.

b.             Non-Disparagement. Both Employee and Employer (through its executive officers and directors) agree not to disparage the other party, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Employee and Employer will respond accurately and fully to any question, inquiry or request for information when required by legal process. Unless any other employee of the Employer is specifically designated by Employee as, and is in agreement to be, utilized as a personal reference by the Employee in his search for other business or employment opportunities (in which case Employer shall not be responsible for the content of such individual’s response), Employee agrees to direct any and all employment verification requests to Employer’s Human Resources Department, and Employer’s HR

department will be instructed to respond to such requests only with Employee’s start and end dates of employment and Employee’s title while employed with Employer.

6.             General Release of Claims and Covenant Not to Sue by Employee. Also in consideration of the payments made hereunder, to the maximum extent permitted by law, Employee agrees for himself and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, and discharge, and covenant not to sue Employer, its past, present, or future parents, subsidiaries, and/or other affiliates; all of the past and present directors, officers, shareholders, general or limited partners, employees, attorneys, and other agents and representatives of such entities; and any employee benefit plans in which Employee is or has been a participant by virtue of employment with Employer from or for any and all claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Employee has against such entities as of the execution of this Agreement, including without limitation any and all claims arising out of Employee’s employment with Employer or the termination thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, retaliation, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, provided, however, that this Release shall not extend to claims for pension, retirement, or savings benefits which are inalienable under the terms of any employee benefit plan and provided further however, this release shall not extend to any Employee right of or claim for indemnification pursuant to any indemnification contract, insurance policy, or any corporate charter or bylaw. Employee further covenants not to sue, or initiate any other proceeding against, Employer as to any claims released herein.

7.             Release of Age Discrimination Claims; Periods for Review and Reconsideration.

a.             Employee understands and agrees that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA), and that this Agreement does not waive rights or claims that may arise after the date the waiver is executed. Employee understands and warrants that he has been given a period of twenty-one (21) days to review and consider this Agreement. Employee is hereby advised to consult with an attorney prior to executing the Agreement. By Employee’s signature below, Employee warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement. Employee further understands that he may use as much or all of this 21-day period as he wishes before signing, and warrants that he has done so. Employee also acknowledges that the consideration given for the ADEA Waiver is in addition to anything of value to which Employee was already entitled.

b.             Employee further understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to: Vice President, Human Resources, Omnicell, Inc., 1201 Charleston Road, Mountain View, CA 94043 (“Employer Contact”). This Agreement shall be binding, effective, and enforceable upon Employee upon the expiration of this seven-day revocation period without the Employer Contact having received such revocation, but not before such time. Employee understands and agrees that any payments hereunder shall not be made prior to the expiration of this seven-day revocation period.

8.             Waiver of California Civil Code § 1542. Employee hereby agrees to waive Section 1542 of the California Civil Code, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected her settlement with the debtor.

9.             Taxes. Other than any taxes which may be the obligation of Employer, to the extent any taxes may be due beyond those withheld by Employer on any portion of the salary continuation or other consideration provided pursuant to this Agreement, Employee agrees to pay such taxes and to indemnify and hold Employer and its agents and affiliates harmless for any tax payments owed, interest, penalties, levies or assessments as a result of any failure by Employee to pay such taxes.

10.           Unemployment Benefits. Employer agrees that it will not contest any claim for unemployment benefits that may be filed by Employee after the Separation Date.

11.           No Admission. Employee understands and agrees that Employer has admitted no liability or obligation to provide the consideration contemplated herein.

12.           Confidentiality. Employee agrees not to disclose the existence or terms of this Agreement to any person other than Employee’s lawyer, accountant, income tax preparer, and spouse (if any), except pursuant to written authorization by Employer or as compelled by law, and that Employee will be responsible for any further disclosure of such information made by such persons. This Agreement may be used as evidence in any subsequent proceeding alleging its breach

13.           Severability and Consequences of Invalid Terms. Should any portion or provision of this Agreement be found void or unenforceable for any reason by a Court of competent jurisdiction, the Court should enforce all portions and provisions of this Agreement to the maximum extent which would have been enforceable in the original Agreement. If such portion or provision cannot be so modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions and provisions of this Agreement, which shall otherwise remain in full force and effect. If any portion or provision of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion or provision shall remain in full force and effect with respect to all other persons, entities, and subject matters.

14.           Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

15.           Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California without regard to the conflict of laws rules contained therein.

16.           Understanding and Authority. The Parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and Employer with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including the Employment Letter, however, nothing in this Agreement shall effect the rights and obligations of Employee and Employer as set forth in Employee’s Indemnity Agreement with Employer effective June 7, 2004. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of Employer. The Parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and binding.

EMPLOYEE REPRESENTS AND WARRANTS THAT IN NEGOTIATING AND EXECUTING THIS AGREEMENT, HE HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH COMPETENT LEGAL COUNSEL OF EMPLOYEE’S CHOOSING CONCERNING THE MEANING AND EFFECT OF EACH TERM AND PROVISION HEREOF. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3. EMPLOYEE

UNDERSTANDS THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

GARY E. WRIGHT

/s/ Gary E. Wright		March 30, 2006
Signature		Date

OMNICELL, INC.

By:	/s/ Randoll A. Lipps	March 30, 2006
Date

Title:	Chairman, President and Chief Executive Officer